                                                                    EXHIBIT 99.1

                         [BACKYARD BURGERS LETTERHEAD]



Contact:  Michael G. Webb
          Chief Financial Officer
          (901) 367-0888 Ext. 1226

                   BACK YARD BURGERS ANNOUNCES SECOND QUARTER
                          AND YEAR-TO-DATE 2004 RESULTS



MEMPHIS, TENNESSEE (JULY 27, 2004) -- Back Yard Burgers, Inc. (Nasdaq SmallCap:BYBI) today announced results for the second quarter of 2004.

- Total revenues for the 13-week period ended July 3, 2004, were $10,659,000, a record second quarter for the company and an increase of 4.6% over total revenues for the 13 weeks ended June 28, 2003. The increase primarily is the result of a 2.4% increase in same-store sales at company-operated restaurants versus the comparable period in 2003. Royalty fees also rose over the year-earlier period due to a net increase of 12 franchised restaurants since June 28, 2003.

- Net income for the 13-week period ended July 3, 2004, was $502,000, or $0.10 per diluted share, an increase of 15.4% from net income for the second quarter of 2003 of $435,000, or $0.09 per diluted share. The increase in net income was primarily due to the higher total revenues described above.

     During the second quarter of 2004, the company incurred an increase of approximately 16% in the cost of beef as well as other food cost increases driven primarily by higher fuel and transportation costs. To date, the company has been able to mitigate the negative impact of these cost increases on profitability with two menu price increases of approximately 2% that became effective in October 2003 and in June 2004. During the first and second quarters of 2003, the company also offered certain sandwich items at discounted prices in efforts to increase guest traffic and sales at company-operated restaurants. The company has not pursued this discounting strategy during 2004, which has helped lower the company's cost of restaurant sales as a percentage of restaurant sales compared with the year-earlier period.

     The company incurred restaurant pre-opening costs of $58,000 during the 13-week period ended July 3, 2004, compared with zero costs during the year-earlier period. The company opened one company-operated restaurant on June 16, 2004, and another company-operated restaurant on July 9, 2004.

- For the second quarter of 2004, same-store sales for company-operated restaurants increased 2.4% from the comparable period in 2003 while same-store sales for franchised restaurants declined 1.2% for the same period. Year-to-date same-store sales for 2004 increased 5.5% from the comparable period in 2003 for company-operated restaurants and decreased 1.7% for franchised restaurants.

1657 North Shelby Oaks Drive, Suite 105 | Memphis, TN 38134 | Phone 901 367 0888
        | Fax 901 367 0999 | www.backyardburgers.com | Nasdaq Symbol BYBI


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

BYBI Reports Second Quarter Results
Page 2
July 27, 2004




- Total revenues for the 26-week period ended July 3, 2004, totaled $20,142,000, compared with $18,762,000 in the prior-year period. Net income for the 26-week period ended July 3, 2004, was $794,000, or $0.15 per diluted share, compared with $685,000, or $0.14 per diluted share in the prior-year period.

- Unit activity for the quarter included one company operated store opening, seven franchised store openings and one franchised store closing. During the second quarter, the company also entered into two agreements for the development of a combined total of ten additional stores to be opened in the Kansas City and Columbia, Missouri, areas over the next six years.

As of July 3, 2004, the company's restaurant system comprised 141 units, including 43 company-operated stores and 98 franchised stores (of which nine were co-branded restaurants under the agreement with Yum! Brands, Inc.). Expansion plans for the remainder of 2004 include the opening of two company-operated stores, one of which opened on July 9, 2004, and 19 franchised stores.

Back Yard Burgers operates and franchises quick-service restaurants in 17 states, primarily in markets throughout the Southeast region of the United States. The restaurants specialize in charbroiled, freshly prepared, great-tasting food. As its name implies, Back Yard Burgers strives to offer the same high-quality ingredients and special care typified by outdoor grilling in the backyard. Its menu features made-to-order gourmet Black Angus hamburgers and chicken sandwiches - charbroiled over an open flame, fresh salads, chili and other specialty items, including hand-dipped milkshakes, fresh-made lemonade and fresh-baked cobblers.

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the number of company-operated and franchised restaurants the company anticipates opening during fiscal year 2004. Forward-looking statements are based upon estimates, projections, beliefs and assumptions of management at the time of such statements and should not be viewed as guarantees of future performance. Such forward-looking information involves important risks and uncertainties that could significantly impact anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements by or on behalf of the company. The factors that could cause our actual results to differ materially, many of which are beyond our control, include, but are not limited to, the following: delays in opening new stores or outlets because of weather, local permitting, and the availability and cost of land and construction; increases in competition and competitive discounting; increases in minimum wage and other operating costs; shortages in raw food products; volatility of commodity prices; consumer preferences, spending patterns and demographic trends; the possibility of unforeseen events affecting the industry generally, and other risks described from time to time in our periodic reports filed with the Securities and Exchange Commission. Back Yard Burgers, Inc. disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.


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


BYBI Reports Second Quarter Results
Page 3
July 27, 2004



                             BACK YARD BURGERS, INC
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)


                                                  THIRTEEN WEEKS ENDED         TWENTY-SIX WEEKS ENDED
                                                -------------------------     -------------------------
                                                 07/03/04       06/28/03       07/03/04       06/28/03
                                                ----------     ----------     ----------     ----------
Revenues:
     Restaurant sales ......................    $    9,323     $    8,870     $   17,757     $   16,447
     Franchise and area development fees ...           121             75            209            165
     Royalty fees ..........................           793            668          1,452          1,250
     Advertising fees ......................           205            167            370            312
     Other .................................           217            408            354            588
                                                ----------     ----------     ----------     ----------
        Total revenues .....................        10,659         10,188         20,142         18,762
                                                ----------     ----------     ----------     ----------

Expenses:
     Cost of restaurant sales ..............         2,932          2,939          5,566          5,357
     Restaurant operating expenses .........         4,343          4,190          8,426          7,831
     General and administrative ............         1,307          1,188          2,506          2,283
     Advertising ...........................           720            599          1,234          1,076
     Depreciation and amortization .........           489            465            977            885
                                                ----------     ----------     ----------     ----------
        Total expenses .....................         9,791          9,381         18,709         17,432
                                                ----------     ----------     ----------     ----------

     Operating income ......................           868            807          1,433          1,330

Interest income ............................             2              1              3              4
Interest expense ...........................          (109)          (126)          (223)          (252)
Other, net .................................           (24)           (13)           (46)           (28)
                                                ----------     ----------     ----------     ----------
     Income before income taxes ............           737            669          1,167          1,054
Income tax provision .......................           235            234            373            369
                                                ----------     ----------     ----------     ----------

Net income .................................    $      502     $      435     $      794     $      685
                                                ==========     ==========     ==========     ==========

Income per share:
     Basic .................................    $     0.10     $     0.09     $     0.17     $     0.14
                                                ==========     ==========     ==========     ==========
     Diluted ...............................    $     0.10     $     0.09     $     0.15     $     0.14
                                                ==========     ==========     ==========     ==========

Weighted average number of common shares and
  common equivalent shares outstanding:
     Basic .................................         4,775          4,728          4,770          4,725
                                                ==========     ==========     ==========     ==========
     Diluted ...............................         5,142          5,061          5,151          5,020
                                                ==========     ==========     ==========     ==========



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